Subsidiaries of the Company

                                                               Jurisdiction of
Subsidiaries                         Percentage Owned            Incorporation
------------                         ----------------            -------------

Sun National Bank                          100%                  United States

Med-Vine, Inc.(1)                          100%                  Delaware

Sun Capital Trust III                      100%                  Delaware

Sun Capital Trust IV                       100%                  Delaware

Sun Capital Trust V                        100%                  Delaware

Sun Capital Trust VI                       100%                  Delaware

CBNJ Capital Trust I                       100%                  Delaware

Sun Financial Services, L.L.C.(1)          100%                  New Jersey

2020 Properties, L.L.C.(1)                 100%                  New Jersey



(1) Wholly-owned subsidiary of Sun National Bank.